Exhibit 15.01

November 9, 2004

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Commissioners:

We are aware that our report dated October 22, 2004, except Notes 9 and 16 as to which the date is November 9, 2004, on our review of interim financial information of WellPoint Health Networks Inc. (the “Company”) for the three and nine-month periods ended September 30, 2004 and 2003 and included in the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2004 is incorporated by reference in its Registration Statements on Form S-8 (File Nos. 333-05111, 333-33013, 333-42073, 333-81687, 333-90791, 333-37958, 333-55314, 333-81872, 333-103481, 333-112933, 333-83462, 333-119305 and 333-109097), Form S-3 (File Nos. 333-08519 and 333-101475) and Form S-4 (File Nos. 333-73382, 333-106689 and 333-108132).

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP